Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 887-2999

HOPFED BANCORP, INC. REPORTS FIRST QUARTER RESULTS

HOPKINSVILLE, Ky. (April 30, 2007) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the first quarter ended March 31, 2007. Net income for the first quarter ended March 31, 2007, was $1,022,000, or $0.28 per share (basic and diluted), compared with net income of $1,201,000, or $0.33 per share (basic and diluted), for the first quarter in 2006.

Commenting on the first quarter results, John E. Peck, president and chief executive officer, said, “The Company’s net interest margin has stabilized despite a difficult rate environment as cash flow from the securities portfolio is being used to fund both loan growth and to reduce the Company’s level of Federal Home Loan Bank borrowings. Both loan and deposit growth are ahead of the Company’s projections and the loan pipeline remains robust. Non-interest income was strong due to the performance of Heritage Mortgage Services and Heritage Solutions as well as higher service charge income resulting from an increase in demand deposit accounts.”

Mr. Peck continued, “We are excited about the opening of two new banking offices in Clarksville, Tennessee. In April 2007, the Company opened its second office at 2185 Madison Street. The Company will open its third Clarksville office at 322 Main Street in July 2007. In the last twelve months, the Company’s infrastructure has been enhanced by increasing the number of banking offices from nine to sixteen, adding 24 ATM locations and the implementation of new products for both consumer and business customers. These infrastructure improvements provide the Company with the opportunity to participate in the economic growth of both Clarksville, Tennessee, and the communities surrounding Nashville, Tennessee. These communities represent some of the fastest growing communities in middle Tennessee and the Company believes that its growing presence in these markets will enhance both its future financial performance and shareholder value.

“In addition, at March 31, 2007, total assets decreased slightly to $770.2 million compared with $770.9 million at December 31, 2006, deposits increased to $584.0 million compared with $569.4 million at December 31, 2006, while net loans increased to $505.4 million compared with $495.0 million at December 31, 2006. Federal Home Loan Bank borrowings have decreased to $89.1 million at March 31, 2007, compared to $113.6 million at December 31, 2006. The Company’s ratio of loans past due more than thirty days is 0.33% of total loans. Asset quality benefits from strong underwriting standards and the absence of any present or past sub-prime lending programs.”

HopFed Bancorp, Inc. is the holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has sixteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky and Dickson, Tennessee and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

HFBC Announces First Quarter Results

April 30, 2007

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Earnings Summary
Interest income on loans	$9,520	$6,716
Interest income on taxable investments	1,967	1,882
Interest income on non taxable investments	122	146
Interest income on time deposits	171	35

Total interest income	11,780	8,779

Interest expense on deposits	5,320	3,526
Interest expense on subordinated debentures	187	167
Interest expense on repurchase agreements	248	—
Interest expense on FHLB advances	1,101	1,003

Total interest expense	6,856	4,696

Net interest income	4,924	4,083

Provision for loan losses	240	213

Net interest income after provision for loan losses	4,684	3,870

Non-interest income:
Income from financial services	301	91
Gain on sale of investments	—	23
Gain on sale of loans	27	28
Service charges	892	580
Income from bank owned life insurance	93	65
Income from office rental	43	1
Merchant card income	119	59
Other	266	200

Total non-interest income	1,741	1,047

-MORE-

HFBC Announces First Quarter Results

April 30, 2007

	Three Months Ended March 31,
	2007	2006
Non-interest expense:
Salaries and benefits	$2,589	$1,695
Intangible amortization	241	95
Occupancy expense	613	296
Data processing	430	335
State deposit taxes	128	115
Advertising expense	253	129
Professional services expense	370	247
Postage and telephone expense	126	91
Office supplies expense	102	52
Other operating expenses	136	114

Total non-interest expense	4,988	3,169

Net income before income taxes	1,437	1,748

Income tax expense	415	547

Net income	$1,022	$1,201

Earnings per share—basic	$0.28	$0.33

Earnings per share—diluted	$0.28	$0.33

Dividend per share	$0.12	$0.12

Weighted average shares outstanding – Basic	3,629,520	3,649,078

Weighted average shares outstanding – Diluted	3,654,726	3,674,320

	As of
	March 31, 2007	December 31, 2006
Total assets	$770,245	$770,888
Loans receivable, gross	509,982	499,438
Securities available for sale	169,030	183,339
Securities held to maturity	17,985	18,018
Federal Home Loan Bank stock, at cost	3,696	3,639
Allowance for loan losses	4,579	4,470
Total deposits	583,975	569,433
FHLB borrowings	89,065	113,621
Repurchase agreements	28,513	21,236
Stockholder’s equity	53,137	52,270
Book value per share	$14.69	$14.41

Allowance for loan loss as a percent of gross loans	0.90%	0.90%
Non performing assets as a percent of assets	0.15%	0.16%
Non-accrual and 90 days or more past due
Loan as a percent of gross loans	0.16%	0.17%
Net yield on interest earning assets	2.88%	2.72%

-END-